AMENDMENT NO. 1
                             TO AMENDED AND RESTATED
                                     BY-LAWS
                                       OF
                              CAVALIER HOMES, INC.


                      Unless otherwise provided in the certificate of incorporation of the corporation, and subject to the provisions of the General Corporation Law of the State of Delaware concerning the fixing of a date for determination of stockholders of record, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. When a quorum is present at any meeting, the vote of the holders of a majority of the "total votes" of the stock present in person or represented by proxy at such meeting shall decide any question, other than the election of directors, brought before such meeting, unless the question is one upon which, by express provision of a statute, the rules of any exchange (including, without limitation, the New York Stock Exchange, Inc.) or other medium on which the corporation's stock is listed or that otherwise facilitates the trading thereof, or the certificate of incorporation, a different vote (whether such different vote would require a higher or lower threshold of votes to decide a question) is required, in which case such express provision shall govern and control the decision of such question. All classes of stock of the corporation will vote together as a single class on all matters coming before the stockholders, except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation. For purposes of these by-laws, "total votes" shall be determined (i) by multiplying the number of shares of each class of stock entitled to vote by the number of votes for each share of such class as authorized by the certificate of incorporation (or in the absence of such express authorization in the certificate of incorporation, the number of votes for each share as provided by the General Corporation Law of the State of Delaware), and (ii) by totaling the sum of the votes of each class as determined in (i), which shall produce the number of "total votes." Subject to the provisions of the certificate of incorporation and to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, all elections of directors by the stockholders of the corporation shall be by plurality vote of the "total votes."


         The undersigned hereby certifies that the provision set forth above was duly adopted by the Board of Directors of Cavalier Homes, Inc. effective September 19, 1997.



                                                    /s/ Michael R. Murphy
                                                    ---------------------
                                                      Michael R. Murphy
                                                          Secretary



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